Exhibit 15.1


July 18, 2001

Board of Directors and Shareholders of
Security Capital Group Incorporated:

We are aware that Security Capital Group Incorporated has incorporated by reference in its Registration Statement on Form S-8, relating to the Deferred Fee Plan for Directors, its Form 10-Q for the quarter ended March 31, 2001, which includes our report dated May 15, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of such registration statement or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very Truly Yours,



ARTHUR ANDERSEN LLP